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          18 December 1996                                 EXHIBIT 10.6


                               LEASE AGREEMENT

ZONCA S.P.A.,  a company whose registered office is located at Voghera
(PV), having a share capital of ITL 3,142,320,000, entered in the Register of Companies of Voghera under No. 1194, Fiscal Code and VAT Code No. 00186380184, represented by Mr. Luigi Zonca, in his capacity as Chairman and Managing Director of the Company (hereinafter referred to as "Lessor" or "Zonca")

                                     AND

U.S.C. EUROPE ITALIA S.R.L., a company whose registered office is located at Largo Donegani 2, Milan, having a share capital of ITL 20,000,000, entered in the Register of Companies of Milan under No. 786360/1996, Fiscal Code and VAT Code 11907070152, represented by Mr. Nicola Asti, in his capacity as Attorney in Fact (hereinafter referred to as the "Lessee" or "USC")

                            W I T N E S S E T H :

A. Zonca is the owner of an industrial building and appurtenances thereto, located at Via Lomellina No. 145, Voghera (PV), as better identified in the map and description which are attached hereto as Exhibit "A" (the term "Building Unit" is inclusive of the building which is marked in red color in the map attached hereto as Exhibit "A" and the surrounding areas which serve the building itself and which are marked in red color in the aforesaid map);


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B.   Zonca desires to lease to USC, and USC desires to lease from Zonca, the Building Unit on all the terms and conditions set out hereinafter.

           NOW, THEREFORE, THE PARTIES AGREE AND COVENANT AS FOLLOWS:

1.   RECITALS AND EXHIBITS
     The recitals hereof and exhibits hereto are an integrating and substantive part of this Agreement.

2.   SCOPE AND TERM OF LEASE - RENEWAL
2.01 Zonca hereby leases, as a unit and not by measurement, the Building Unit to USC, and USC hereby accepts to so lease the Building Unit from Zonca, for a term of 6 (six) years commencing on 15 January 1997 ("Effective Date") and ending on 14 January 2003 ("Expiration Date").

2.02 Zonca hereby waives, now for then, its right not to tacitly renew this Agreement pursuant to the combined provisions of articles 28 and 29 of Law No. 392 of 27 July 1978; therefore, at the Expiration Date, this Agreement will tacitly be renewed for a further 9 (nine) year period, unless USC has notified Zonca of its intention not to renew it by a registered letter, return receipt requested, which shall have been mailed at least 6 (month)s prior to the Expiration Date.

2.03 In the event that this Agreement is automatically renewed in accordance with the provisions of paragraph 2.02 above, USC will be entitled to withdraw therefrom for any reason and at any time, pursuant to art. 27, seventh paragraph, of Law No. 392 of 27 July 1978 by giving Zonca a

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     written prior notice of at least 6 (six) months by registered letter, return receipt requested.

2.04 At the end of the lease, the Building Unit shall be surrended to Zonca on or before the date specified by USC in its notice pursuant to and for the purposes of paragraphs 2.02 and 2.03 above, which respectively apply according to whether USC has decided not to renew this Agreement or to withdraw therefrom. USC shall pay to Zonca, by way of liquidated damages, the sum of ITL 2,000,000 (two million Italian Lire) for each day of delay in surrending the Building Unit after the date set out in USC's notice.

3.   RENT-PAYMENT-ADJUSTMENT
3.01 The annual rent payable by USC shall be the sum of ITL 380,000,000 (three hundred eighty million Italian Lire) plus VAT as applicable, and shall be paid at the Lessor's domicile in 12 equal monthly installments payable in advance, each expiring on the last working day of the month preceding the reference month upon receipt of Zonca's regular invoice.

3.02 In partial derogation of the foregoing provisions and in consideration to the relevant provisions containted in article 4 hereof, USC and Zonca acknowledge and agree that, in the period between the Effective Date and the date in which the Building Unit will be completely and definitively delivered to USC pursuant to paragraph 4.01 hereof, the above rent shall be proportionally reduced in order to take into consideration the effective portion of the Building Unit delivered by Zonca to USC in such period as provided for in paragraph 4.02 hereof.


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3.03 Effective from the beginning of the second year of lease and subject to a prior written notice to be sent by Zonca to the Lessee by registered letter return receipt requested, the annual rent, as determined in paragraph 3.01 above, may be increased by an amount equal to 75% of the changes, as assessed by ISTAT, occurred in the cost of living for families of laborers and clerical workers in the preceding year, and so forth on a yearly basis throughout the term of this Agreement.

3.04 Without prejudice to the provisions of article 6 below, the amount of rent as agreed in paragraph 3.01 above, does not include the expenses deriving from the use of the Building Unit and from the operation of USC's business activities which shall be paid by USC directly to the suppliers of such services. Zonca hereby acknowledges that no compensation shall be due by USC as reimbursement of overheads and accessory charges.

3.05 Without prejudice to the provisions set out in paragraph 3.04 hereof, Zonca undertakes on demand of USC to supply to the latter any services which might be necessary or useful for the carrying out of USC's activity in the Building Unit. In such event USC shall reimburse to Zonca, upon receipt of a regular invoice in which the services rendered and the relevant period shall be specified, solely the costs incurred by Zonca for providing such services, being in fact waived any further compensation howsoever relating to the same.

4.   LESSOR'S OBLIGATIONS
4.01 Considering that the Building Unit is presently occupied by certain plants and machinery belonging to Zonca, Zonca agrees to remove all

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     these plants and machinery, at its own care and expenses, within 20 days from the Effective Date and, therefore, to deliver the Building Unit by that date duly vacated and ready to be used by USC as USC may require. In the event that the above removal is not completed within 20 days from the Effective Date, for any reasons whatsoever, including an event beyond the parties' control, Zonca shall pay USC, by way of liquidated damages, the sum of ITL 2,000,000 for each day of delay.

4.02 In partial derogation of the provisions set out in paragraph 4.01 above, Zonca undertakes to deliver to USC on or before the Effective Date a portion of approximately 1,200 square meters of the Building Unit in the area marked in orange color in the map attached as Exhibit "A", duly vacated and ready to be used as the Lessee may require.
     In the event in which Zonca does not fulfill for any reasons whatsoever the obligations set out in this paragraph, it shall pay USC, by way of liquidated damages, the sum of Lire 2,000,000 for each day of delay in the delivery of such portion of the Building Unit.

4.03 Within 20 days from the Effective Date, Zonca, at its own expenses and according to such criteria as will be decided by Zonca itself without USC's right to raise objections thereto, and as will be determined by an engineer appointed by Zonca, but in any event in a workmanlike manner and in compliance with the relevant Permits (as defined hereinafter), shall construct an asphalted and open air parking area for 30 cars (the "Parking") in the area marked in rose color in the map attached hereto as Exhibit "A"; for the construction of the Parking, Zonca shall at its own care and expenses obtain any and all necessary or requisite permits and/or approvals and/or authorizations and/or concessions from the

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     competent Authorities (the "Permits"). In addition, Zonca shall construct the Parking in full compliance with all building, zoning, environmental and safety regulations as well as any other applicable provisions of law, without prejudice to the Lessee's and third party's rights, and shall also indemnify and hold the Lessee harmless from any nuisance, claim, liability, penalty or damage that may arise from the execution of the construction works for the Parking or from any works connected therewith. In the event that the Parking is not completed, for any reasons whatsoever including an event beyond the parties' control, within 20 days from the Effective Date, Zonca shall pay USC, by way of liquidated damages, the sum of ITL 500,000 (five hundred thousand Italian Lire) for each day of delay. Without prejudice to the above, Zonca, as from the Effective Date and until the Parking has been completed, shall make available to USC, at no additional cost or expenses, space for ten cars in the parking area marked in blue color in the map attached hereto as Exhibit "B".

5.   ALTERATIONS TO THE BUILDING UNIT AND SYSTEMS
5.01 Zonca hereby authorizes USC to make in the Building Unit any and all works as may be necessary or appropriate to replace the present electrical control board and install a new fire-fighting system, and to make thereto any other alterations, transformations or additions of non-structural nature which were to become necessary or appropriate in relation to the above.

5.02 In the event that USC deems it necessary or appropriate to make any other alterations, transformations or additions to make the Building Unit fit for USC's operating requirements, Zonca's prior consent shall be

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     required, consent which, in no event, shall be unreasonably withheld or refused. Provided that all costs associated with such works shall be borne by USC in full, the parties hereby reciprocally acknowledge that, without prejudice to Zonca's right to demand USC to restore the Building Unit into its original condition (provided, however, that such demand shall be made by Zonca in its notice informing USC of its consent to the execution of the relevant works) and without prejudice to USC's right to remove from the Building Unit any improvement made by USC to the Building Unit during the lease, any improvements made by USC to the Building Unit will become an integral part thereof at the end of the lease and that USC cannot claim any compensation therefor.

5.03 For the purposes of paragraphs 5.01 and 5.02 above, the Lessor shall promptly sign any and all applications to the competent authorities, as may be required or appropriate to obtain the relevant permits and/or approvals and/or authorizations and/or concessions and facilitate the course thereof.

6.   OPERATION AND MAINTENANCE OF SYSTEMS AND BUILDING UNIT.
6.01 The routine maintenance of the Building Unit and systems installed therein shall be made by the Lessee at its own care and expenses, whereas the non-routine maintenance of the Building Unit and systems installed therein, such as, by way of mere example, roof repairs and heating system repairs, shall be made by the Lessor at its own care and expenses.


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6.02 Without prejudice to the parties' respective responsibility for the above maintenance works, the parties agree that, whenever urgent maintenance and/or repair works are required, either party, subject to requesting the other party which is responsible therefor to make such urgent works, is entitled to make them if the other party has failed to promptly do so and to be reimbursed for the costs incurred in connection therewith within ten days of the notice of completion thereof, without prejudice to its right to claim damages and to any other remedy provided by the law or by this agreement in any event of default.

7.   ENLARGEMENT OF BUILDING UNIT
7.01 Upon request by USC and as supplementation of the existing Building Unit, Zonca shall at its own expenses enlarge the Building Unit by approximately 1,000 (thousand) square meters in the area marked in brown color in the map attached hereto as Exhibit "A" (Enlargement Works"). Zonca shall prepare, at its own care and expenses, the relevant building projects and technical specifications as will be necessary or appropriate to execute the Enlargement Works, provided, however, that the said works shall be made in a masterly manner, in compliance with the relevant Permits (as defined above) and using comparable building materials and techniques to those employed in the construction of the Building Unit. In respect of the Enlargement Works to be executed, Zonca shall at its own care and expenses obtain any and all necessary and requisite permits and/or approvals and/or authorizations and/or concessions from the competent Authorities (the "Permits"). In addition, Zonca shall execute the Enlargement Works in full compliance with all building, zoning, environmental and safety regulations and any other applicable provisions of law. In this respect, Zonca shall relieve USC

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     from any liabilities arising from the execution of the Enlargement
     Works and shall indemnify and hold USC harmless from and against any claim for damages made against USC by any third party, including but not limited to the professionals who have been entrusted with the study and design of the Enlargement Works, the site superintendent, the construction company, its employees and/or representatives, the competent Public Authorities, relating to and/or arising from the Enlargement Works, including any fines inflicted by the competent Public Authorities.

7.02 Once the Enlargement Works have been completed and the new space so obtained has been made available to USC for USC's intended use, the annual rent referred to in paragraph 3.01 above shall be increased - on the basis of ITL 90,500 (ninety thousand five hundred Italian
     Lire) per square meter - to be adjusted according to the variations quoted by ISTAT, as described in paragraph 3.03 above, in the period between the first anniversary of the Effective Date and the date on which such new space is made available to USC.

8.   INDEMNIFICATION  OF  ENVIRONMENTAL CLAIMS
     Zonca shall indemnify, defend and hold USC harmless from and against any and all claims raised by third parties, including, but not limited to, public agencies and administrative authorities, as well as any costs or liabilities incurred by USC, howsoever deriving from or relating to (i) non-conformity of the Building Unit or of the activities carried out therein prior to the Effective Date under environmental regulations and (ii) any obligations to make restoration works in the Building Unit or in the surrounding land under the applicable provisions of law or further to

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     an order issued by any competent authority, provided, however, that such claims, costs or liabilities stem from activities which were carried out in the Building Unit prior to the Effective Date or which are imputable to Zonca or other lessees.

9.   RIGHT OF PASSAGE
     Considering that the Building Unit has not an independent access from Via Lomellina, Zonca, for the entire duration of this Agreement, warrants that USC and any other subject who for whatsoever reason will visit the Building Unit, will be authorized to use, at no additional cost or expense, the passage through the land pertaining to the other building unit next to the Building Unit as better identified in yellow in the map attached hereto as Exhibit "A" (the "Passage"), provided that, however, no vehicles belonging to USC or to any other subject who will visit the Building Unit are authorized to park in such Passage, save for temporary maneuver reasons of the above vehicles. However the parties hereby agree that the access to the Passage through the gate identified with number "2" in the map attached hereto as Exhibit "A" shall be permitted exclusively from
     7.45 to 19.00 each day, excluding Saturday, Sunday and other public holidays. Furthermore the parties agree that the access to the Passage through this gate shall be regulated by a custodian employed by Zonca who will open the gate upon demand of USC and/or of any other subject who will visit the Building Unit. Finally, the accesso to the Passage through the gate identified with number "1" in the map attached hereto as Exhibit "A" shall be permitted to USC and any other subject who who will visit the Building Unit without any limitation whatsoever.


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10.  GUARANTEE-DEPOSIT
     As security for any damages caused to the Building Unit during the term of this Agreement for which USC will be liable towards Zonca, USC undertakes to deliver to Zonca on or before 31 December 1996 a bank guarantee payable upon demand for an amount equal to three twelfth of the annual rent payable hereunder, as due from time to time, and, therefore, initially for the sum of ITL 95,000,000 (ninety-five million Italian Lire). USC agrees to procure that this bank guarantee be adjusted by the issuer on the basis of the rent payable from time to time by increasing the guaranteed amount accordingly. The Lessor shall authorize the release of the above bank guarantee within ten (10) days of the termination or expiration of this Agreement and, for this purpose, the Lessor shall make all necessary inspections to determine whether any damages were caused by USC to the Building Unit within the above period of time. Such guarantee shall have a one year duration and shall be automatically renewed year by year for the entire duration of the lease. In the event in which, for any reason whatsoever, such guarantee is revoked or not renewed by the granting bank, USC undertakes to promptly replace such guarantee with another guarantee of the same amount or, at its sole discretion, to set up a deposit equal to three twelfths of the rent in favor of Zonca.

11.  GUARANTEE IN FAVOR OF ZONCA
     As security for due performance by USC of its obligation to timely pay all rents due, USC (i) delivers to Zonca a letter of patronage issued by US Can Corporation confirming that USC is a company controlled by US Can Corporation and containing US Can Corporation's undertaking to procure that USC at all times owns such financial means as will be

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     necessary and sufficient to perform USC's obligation to pay the rents agreed hereunder and (ii) undertakes to deliver on or before 31 December 1996 a bank guarantee for an amount equal to the annual rent as payable from time to time and, therefore, initially for an amount of ITL 380,000,000 (three hundred eighty million Italian Lire). USC agrees to procure that this bank guarantee be adjusted by the issuer on the basis of the rent payable from time to time by increasing the guaranteed amount accordingly. The purpose of this bank guarantee is solely that of securing that the rent agreed in article 3 above will be fully paid by USC to Zonca at the due dates. This bank guarantee shall remain in force for one year after the Effective Date and shall be automatically renewed for successive terms of one year each until the Expiration Date, unless either party revokes it by giving to the other a written notice thereof at least 30 days prior to the forthcoming expiration date. It is in any event agreed that all costs and expenses for the issue of the above guarantee shall be fully borne by Zonca which, accordingly, shall promptly reimburse USC for all expenses advanced by USC to the Bank. Similarly, such guarantee shall also be delivered by USC to Zonca in the event that this Agreement is renewed in accordance with the provisions of paragraph 2.02 above.

12.  RIGHT OF FIRST REFUSAL
     Zonca grants USC hereunder a first refusal right for the lease of an industrial building owned by Zonca as better identified in violet color in the map which is attached hereto as Exhibit "B". This right shall be exercised by USC, under penalty of forfeiture, within 30 (thirty) days of receipt of a notice from Zonca informing of Zonca's intention to lease such other building; the said notice shall also contain detailed

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     information on the essential terms of the proposed lease agreement, including the rent payable thereunder, the term thereof and any other details as may be useful for USC to decide whether or not to exercise the first refusal right granted to USC hereunder.

13.  COMPANY SPLIT-UP
     The parties hereby reciprocally acknowledge that, considering that Zonca intends to split-up its corporate organization pursuant to art. 2504-septies of the Civil Code, after which the Building Unit leased hereunder will be included in the assets of either of the new legal persons which will result thereof, this Agreement shall be assigned to either of such new legal persons and, thereafter, will be binding on and will inure to the benefit of such new legal person, provided, however, that the other legal person which will result of such split up operation shall nevertheless be jointly and severally liable for any and all obligations of the Lessor hereunder.

14.  OUTDOOR SIGNS
     The Lessor hereby authorizes the Lessee to install any signs, including electric signs, outside or on the Building Unit.

15.  REGISTRATION TAX
     This Agreement is subject to VAT and, accordingly, pursuant to article 40 of Presidential Decree No. 131 of 26 April 1986, the registration tax is due at fixed rate.
     The tax payable for the registration of this agreement, as well as any expenses associated with any future renewal thereof, shall be borne by the Lessee and the Lessor in equal shares.

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16.  NOTICES
     Any notice relating to this Agreement shall be given by fax or registered letter, return receipt requested, to the addresses of the parties as respectively set out below, or to such other address as either party may notify to the other in writing with at least 15 days notice, and shall be deemed as received at the moment of the transmission, if sent by fax, or at the moment of the receipt, if sent by registered letter:

     If to USC:
     Via Lomellina 145
     Voghera (PV)
     Fax n.:__________
     att.: Plant Manager

     with copy to:
     United States Can Company
     900 Commerce Drive,
     Oak Brook, IL, 60521
     Fax n.: 001 630 573 0715
     att.: Legal Department

     and copy to:
     Studio Legale Fondato da Francesco Carnelutti
     Corso Matteotti 10
     20121 Milano
     att.: Nicola Asti

     If to Zonca:

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     via Lomellina 145
     Voghera (PV)
     Fax n.: __________
     att.: Luigi Zonca

17.  GOVERNING LAW - ARBITRATION CLAUSE
     This Agreement shall be governed and construed in accordance with the laws of Italy. Any disputes between the parties relating to this Agreement shall be finally determined by a board of three arbitrators. The Board of Arbitrators shall be formed upon request of either party: the requesting party shall notify the other party of its request for arbitration by registered letter, return receipt requested, and shall appoint therein its arbitrator and request the other party to appoint its own arbitrator within 20 (twenty) days.
     In the event that the other party fails to do so, the requesting party may request the Presiding Judge of the Tribunal of Milan to appoint the arbitration for the defaulting party.
     The arbitrators so appointed shall by mutual agreement appoint the third arbitrator, who shall act as Chairman of the Board, within 15 (fifteen) days from their designation.
     In the event that no agreement is reached by the two arbitrators designated by the parties on the third arbitrator to be appointed, the said arbitrator will be appointed, upon request of the more diligent party, by the Presiding Judge of the Court of Milan, who, similarly, shall also designate, if necessary, an arbitrator in replacement of any arbitrator previously appointed.



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The Arbitrators shall sit in Milan and shall decide according to the    law.
Their award shall be delivered within 90 (ninety) days (unless an extension of this period is authorized by the parties or their attorneys). Any matter which is not expressly covered herein shall be governed by articles 806 and following of the Code of Civil Procedure.

ZONCA S.P.A.                                    U.S.C. EUROPE ITALIA S.R.L.


/s/ Luigi Zonca                                 /s/ Nicola Asti
---------------                                 ---------------


        In my capacity as an officer of the registrant, I hereby represent, to the best of my knowledge and belief, that the foregoing is a fair and acccurate English translation of the registrant's Voghera, Italy lease


                                                /s/ Peter J. Andres
                                                -------------------
                                                Peter J. Andres
                                                Vice President & Treasurer